                                                                    Exhibit 21.1

                           Subsidiaries of Registrants

1.    Neenah Foundry Company

      Hartley Controls Corporation
      Neenah Transport, Inc.

2.    Hartley Controls Corporation

      None.

3.    Neenah Transport, Inc.

      None.